As filed with the Securities and Exchange Commission on April 18, 2013

Registration No. 333-177309

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Clean Diesel Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2810	06-1393453
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

4567 Telephone Road, Suite 100

Ventura, California 93003

(805) 639-9458

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Nikhil A. Mehta	Steven D. Pidgeon
Chief Financial Officer and Treasurer	DLA Piper LLP (US)
4567 Telephone Road, Suite 100	2525 East Camelback Road, Suite 1000
Ventura, California 93003	Phoenix, AZ 85016-4232
(805) 639-9458	(480) 606-5124
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling stockholder.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This post-effective amendment No. 2 (this “post-effective amendment”) relates to the registration statement on Form S-1 (Registration No. 333-177309) (the “registration statement”) of Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”) originally filed on October 13, 2011, as amended on November 16, 2011 and declared effective on December 5, 2011. Pursuant to the registration statement, the Company registered for resale 1,823,577 shares of the Company’s common stock. The Company filed post-effective amendment No. 1 to the registration statement on June 8, 2012, which was declared effective on June 13, 2012.

This post-effective amendment is being filed pursuant to the undertakings in Item 17 of the registration statement to update and supplement the information contained in the registration statement, to (i) include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 that was filed with the Securities and Exchange Commission on March 27, 2013, its Current Reports filed on Form 8-K filed on February 1, 2013, February 25, 2013, March 15, 2013, March 22, 2013 and March 28, 2013, and its definitive Proxy Statement filed on April 5, 2013; and (ii) make certain other updating revisions contained herein.

No additional securities are being registered under this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the registration statement.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholder is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 18, 2013

PROSPECTUS

CLEAN DIESEL TECHNOLOGIES, INC.

1,823,577 Shares of Common Stock

This prospectus covers the sale or other disposition of up to 1,823,577 shares of common stock, par value $0.01 per share, of Clean Diesel Technologies, Inc., a Delaware corporation, that Lincoln Park Capital Fund, LLC, or LPC, the selling stockholder, may offer from time to time. The shares of common stock being offered by the selling stockholder are issuable pursuant to the LPC Purchase Agreement, which we refer to in this prospectus as the Purchase Agreement. Please refer to the section of this prospectus entitled “The LPC Transaction” for a description of the Purchase Agreement and the section entitled “Selling Stockholder” for additional information.

We will not receive any proceeds from the sale of shares of our common stock by LPC. However, we may receive up to $10,000,000 under the Purchase Agreement with LPC. We will bear the cost of the registration of these shares.

Subject to the restrictions described in this prospectus, the selling stockholder (directly, or through agents or dealers designated from time to time) may sell the shares of our common stock being offering by this prospectus from time to time, on terms to be determined at the time of sale. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. Please see the section titled “Plan of Distribution” for more information regarding the offering of the shares.

Our common stock is listed on the NASDAQ Capital Market, or NASDAQ, under the trading symbol “CDTI.” On April 15, 2013, the last reported sale price for our common stock as reported on the NASDAQ was $2.11 per share.

Investing in our common stock involves a high degree of risk. You should carefully read and evaluate the cautionary statements concerning risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission, or the SEC. See “Risk Factors” beginning on page 3.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, NOR IS IT A SOLICITATION OF AN OFFER TO BUY SECURITIES, IN ANY STATE OR COUNTRY WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is                 , 2013.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or SEC, on behalf of the selling stockholder. You should read both this prospectus and any prospectus supplement together with the additional information described in the section entitled “Where You Can Find More Information.”

To the extent permitted by applicable law, rules or regulations, we may add, update or change the information contained in this prospectus by means of a prospectus supplement or post-effective amendments to the registration statement of which this prospectus forms a part through filings we make with the SEC or by another method as may then be permitted under applicable law, rules or regulations.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with additional or different information from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this document may be accurate only on the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

Some of the industry and market data contained in or incorporated by reference in this prospectus are based on independent industry publications or other publicly available information, while other information is based on our internal sources. Although we believe that each source is reliable as of its respective date, the information contained in such sources has not been independently verified.

As used throughout this prospectus, unless the context otherwise requires, the terms “CDTI” or the “Company” or “we,” “our,” and “us” means Clean Diesel Technologies, Inc. and its consolidated subsidiaries.

All trade names used in this prospectus are either our registered trademarks or trademarks of their respective holders. Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. Mixed Phase Catalyst (MPC®), ARIS® for selective catalytic reduction, and Platinum Plus® fuel-borne catalyst, are some of our registered trademarks. The graphical representation of Purifier™ is one of our trademarks. We also have a number of other registered trademarks, service marks and pending applications relating to our products. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

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SUMMARY

This summary highlights certain information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the risks related to our business and investing in our common stock discussed under “Risk Factors” beginning on page 3 and the other information and documents incorporated by reference into this prospectus, including our consolidated financial statements and related notes thereto.

Overview

We are a Delaware corporation formed in 1994 as a wholly-owned subsidiary of Fuel Tech, Inc., a Delaware corporation (formerly known as Fuel-Tech N.V., a Netherlands Antilles limited liability company) (“Fuel Tech”), and were spun off by Fuel Tech in a rights offering in December 1995. Since inception, and as set forth above, we developed a substantial portfolio of patents and related proprietary rights and extensive technological know-how.

On October 15, 2010, we completed a business combination with Catalytic Solutions, Inc., or “CSI,” a California corporation formed in 1996, when our wholly-owned subsidiary, CDTI Merger Sub, Inc., merged with and into CSI. We refer to this transaction as the “Merger.” The Merger was accounted for as a reverse acquisition and, as a result, our company’s (the legal acquirer) consolidated financial statements are now those of CSI (the accounting acquirer), with the assets and liabilities and revenues and expenses of CDTI being included effective from October 15, 2010, the date of the closing of the Merger. From November 22, 2006 through the Merger, CSI’s common stock was listed on the AIM of the London Stock Exchange (AIM: CTS and CTSU).

We are a technology-focused, leading global manufacturer and distributor of heavy duty diesel and light duty vehicle emissions control systems and products to major automakers, integrators and retrofitters. We have over 30 years of experience in the heavy duty diesel systems market and proven technical and manufacturing competence in the light duty vehicle catalyst market meeting auto makers’ most stringent requirements. Our business is driven by increasingly stringent global emission standards for internal combustion engines, which are major sources of a variety of harmful pollutants.

We are headquartered in Ventura, California and have operations in the United States, Canada, the United Kingdom, France, Japan and Sweden as well as a European joint venture and an Asian investment. Our Heavy Duty Diesel Systems products are manufactured at our facilities in Reno, Nevada; Thornhill, Canada; and Malmö, Sweden and our proprietary Catalyst products are manufactured at our facility in Oxnard, California.

Company Information

Our principal executive offices are located at 4567 Telephone Road, Suite 100, Ventura, California, 93003 and our telephone number at that location is (805) 639-9458. We maintain an Internet website at www.cdti.com. Information contained in or accessible through the website does not constitute part of this prospectus.

The Offering

On October 7, 2011, we executed a Purchase Agreement and a Registration Rights Agreement with Lincoln Park Capital Fund, LLC. Under the Purchase Agreement, we have the right to sell to LPC up to $10,000,000 of our common stock at our discretion as described below.

At a price of $2.11 per share (the closing price for a share of our common stock on April 15, 2013) and ignoring any restrictions on the number of shares LPC can own at any time and on our ability to sell shares to LPC, we could sell to LPC a maximum of 4,739,336 shares of our common stock for the maximum $10,000,000 in proceeds under the Purchase Agreement. LPC would then be able to sell these shares at any time. The aggregate 120,741 commitment shares to be received by LPC pursuant to the Purchase Agreement (discussed below), unlike shares sold to LPC, are subject to restrictions on transfer and are generally not able to be sold by LPC during the term of the Purchase Agreement. However, as described below and in “The LPC Transaction,” our ability to sell shares to LPC is subject to a number of restrictions.

Pursuant to the Registration Rights Agreement, we filed a registration statement and prospectus with the SEC covering shares that have been issued or may be issued to LPC under the Purchase Agreement. We did not have the right to commence any sales of our shares to LPC until the SEC declared effective the registration statement of which this prospectus is a part. The registration statement was declared effective on December 5, 2011. Accordingly, over approximately 30 months beginning on December 5, 2011, generally we have the right to direct LPC to purchase up to $10,000,000 of our common stock in amounts up to $500,000 as often as every business day under certain conditions. We can also accelerate the amount of our stock to be purchased on any business day under certain circumstances up to $1,500,000. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to LPC. Although we are registering 1,823,577 shares, depending on the average price we sell shares to LPC, if we seek to issue more than 1,434,994 shares to LPC under the Purchase Agreement (19.99% of our outstanding shares prior to entering into the agreement with LPC), NASDAQ Capital Market rules may require us to seek shareholder approval. The purchase price of the shares will be based on the market prices of our shares immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. We issued 40,247 shares of our stock to LPC as a commitment fee for entering into the agreement and we may issue up to 80,494 shares pro rata as an additional commitment fee as LPC purchases the up to $10,000,000 of our stock as directed by us. The number of additional commitment shares issuable to LPC is proportionate to the dollar amount of stock we sell to LPC under the Purchase Agreement.

We will issue these additional commitment shares only when, and if, we in our sole discretion elect to sell stock to LPC under the Purchase Agreement. For example, if we elect at our sole discretion to sell $500,000 of our stock to LPC, then we would issue 4,024 of the additional commitment shares. This number is the quotient of $500,000 (the dollar amount of common stock we have elected to sell) divided by $10,000,000 (the total amount we can sell to LPC under the Purchase Agreement), multiplied by 80,494 (the total number of additional commitment shares). LPC may not assign or transfer its rights and obligations under the Purchase Agreement.

As of April 15, 2013, there were 7,262,822 shares outstanding (6,811,115 shares held by non-affiliates) excluding the 40,247 shares that we have already issued and are offered by LPC pursuant to this prospectus. An aggregate 1,823,577 shares are offered hereby consisting of:

•	40,247 shares that we issued to LPC as a commitment fee;
•	80,494 shares that we may issue to LPC pro rata as up to $10,000,000 of our stock is purchased by LPC as an additional commitment fee; and
•	1,702,836 representing shares that we may sell to LPC under the Purchase Agreement.

If all 1,823,577 shares offered by LPC hereby were issued and outstanding as of the date hereof, such shares would represent 20.07% of our total common stock outstanding, or 21.12% of total common stock outstanding held by non-affiliates, as adjusted, as of the date hereof.

Securities Offered

Common stock to be offered by the selling stockholder	1,823,577 shares consisting of:
• 40,247 initial commitment shares issued to LPC;

•   80,494 shares that we are required to issue proportionally to the dollars received from LPC in the future, as an additional commitment fee, if and when we sell additional shares to LPC under the Purchase Agreement; and

• 1,702,836 shares that we may sell to LPC under the Purchase Agreement.

Common stock outstanding prior to this offering	7,262,822 shares (excluding 40,247 initial commitment shares issued to LPC)

Common stock to be outstanding after giving effect to the issuance of 1,823,577 shares under the Purchase Agreement	9,086,399 shares

Use of Proceeds

We will not receive any proceeds from the sale of shares of common stock by LPC in this offering. However, we may receive up to $10,000,000 under the Purchase Agreement with LPC. Any proceeds that we receive from sales to LPC under the Purchase Agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

NASDAQ ticker symbol	CDTI

RISK FACTORS

Investing in our common stock involves risks. Before making an investment in our company, you should carefully consider the risk factors set forth below, which contain important information about us and our business. You should also consider any other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference herein. Any of these risks, as well as other risks and uncertainties not known to us or that we believe to be immaterial, could harm our financial condition, results of operations or cash flows. We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase in our company.

Risks Related to Our Financial Condition

We have incurred losses and have not experienced positive cash flow from operations in the past and our ability to achieve profitability and positive cash flow from operations, or finance negative cash flow from operations, could depend on reductions in our operating costs, which may not be achievable, or from increased sales, which may not occur.

Each of CDTI and CSI has suffered losses from operations since inception. We had an accumulated deficit of $174.6 million and $165.0 million as of December 31, 2012 and 2011, respectfully. Additionally, we have historically operated with negative cash flow from operations. We had operating cash flow deficits from continuing operations of $0.2 million and $14.6 million for the years ended December 31, 2012 and 2011, respectively. Although we may identify areas where economies can be affected, whether or not we will be successful in realizing these cost-savings, as well as when we are able to effect these economies and the overall restructuring costs we may incur cannot be known at this time. In addition, while we have identified revenue opportunities that if realized would positively affect our cash flows, there is no assurance that such opportunities will be realized. All of these will be important factors in determining whether we will have sufficient cash resources available to maintain our operations for any appreciable length of time. In the event that we are unable to generate revenues or raise additional funds, we may be required to delay, reduce or severely curtail our operations or otherwise impede our on-going business efforts, which could have a material adverse effect on our business, operating results, financial condition and long-term prospects.

We are putting significant amounts of working capital at risk in order to pursue selected growth opportunities. If we are unable to realize the benefits of the investments in our inventory or timely utilize the inventory for other opportunities, it could have a material adverse effect on our business, financial condition and results of operations.

We are pursuing revenue generating opportunities relating to special government mandated retrofit programs such as those in California and potentially others in various jurisdictions in North America, Europe and Asia. Opportunities such as these require cash investment in operating expenses and working capital such as inventory and receivables prior to realizing profits and cash from sales. If we are not successful in accessing cash resources to make these investments we may miss out on these opportunities. Further, if we are not successful in generating sufficient sales from these opportunities, we will not realize the benefits of the investments in inventory, which would have an adverse effect on our business, financial condition and results of operations.

Funding from our existing equity line of credit may be limited or be insufficient to implement our growth plans.

Under the Purchase Agreement, we may direct LPC to purchase up to $10.0 million worth of shares of our common stock over a 30 month period generally in amounts of up to $0.5 million every business day, which amounts may be increased under certain circumstances. We  currently have registered 1,702,836 shares for purchase shares under the Purchase Agreement. The aggregate number of shares issued pursuant to the Purchase Agreement is limited to 1,434,994 shares of common stock (19.99% of the outstanding shares of our common stock on October 7, 2011, the date of the Purchase Agreement) (the “Exchange Cap”), unless and until shareholder approval is obtained. The Exchange Cap is not applicable for at-market transactions, defined as when the average price for all shares purchased pursuant to the Purchase Agreement is greater than or equal the signing price per the agreement of $2.76 plus $0.254, or $3.014 per share. Assuming a purchase price of $2.11 per share (the closing sale price of our common stock on April 15, 2013) and the purchase by LPC of the full 1,702,836 currently registered purchase shares, proceeds to us would be $3.6 million. If the purchase was limited to the Exchange Cap of 1,434,994 shares, proceeds to us would be $3.0 million. The extent to which we rely on LPC as a source of funding will depend on a number of factors including, the amount, if any, of additional working capital needed, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If we are unable to sell enough of our products to finance our working capital requirements and if sufficient funding from LPC were to prove unavailable or prohibitively dilutive, we would need to secure another source of funding. Even if we sell all $10.0 million worth of shares of our common stock under the Purchase Agreement to LPC, there can be no assurance this would be sufficient to fully implement our growth plans in all cases.

If the revenues from our growth opportunities and operations are below expectations or delayed, we could require additional working capital in order to maintain our operations.

We have historically relied on outside sources of funding in the form of debt or equity. Although we have a demand credit facility backed by our receivables and inventory, there is no guarantee that we will be able to borrow to the full limit of $7.5 million if the lender chooses not to finance a portion of our receivables or inventory. Additionally, the lender may terminate the facility at any time. We were successful in raising $10.2 million through a public offering of shares in July 2011 but there is no guarantee that should the need arise, we will be able to do so again.

Any required additional funding may be in the form of debt financing or a private or public offering of equity securities. We believe that debt financing would be difficult to obtain because of our limited assets and cash flows as well as current general economic conditions. Any additional offering of shares of our common stock or of securities convertible into shares of our common stock may result in further dilution to our existing stockholders. Our ability to consummate a financing will depend not only on our ability to achieve positive operating results, but also on conditions then prevailing in the relevant capital markets. There can be no assurance that such funding will be available if needed, or on acceptable terms. In the event that we are unable to raise such funds, we may be required to delay, reduce or severely curtail our operations or otherwise impede our on-going business efforts, which could have a material adverse effect on our business, operating results, financial condition and long-term prospects.

Future growth of our business depends, in part, on the general availability of funding for emissions control programs, as well as enforcement of existing emissions-related environmental regulations and further tightening of emission standards worldwide.

Future growth of our business depends in part on the general availability of funding for emissions control programs, which can be affected for economic as well as political reasons. For example, in light of the recent budget crisis in California, funding was not available for a state-funded emissions control project for off-road diesel equipment and its start date was pushed back. Additionally, funding for the Environmental Protection Agency’s Diesel Emissions Reductions Act, or DERA, for 2013 and beyond remains uncertain as budget discussions continue to be debated in the U.S. Congress. Funding for these types of emissions control projects drives demand for our products. If such funding is not available, it can negatively affect our future growth prospects. In addition to funding, we also expect that our future business growth will be driven, in part, by the enforcement of existing emissions-related environmental regulations and tightening of emissions standards worldwide. If such standards do not continue to become stricter or are loosened or are not enforced by governmental authorities due to commercial and business pressure or otherwise, it could have a material adverse effect on our business, operating results, financial condition and long-term prospects.

Foreign currency fluctuations could impact financial performance.

Because of our activities in the U.K., Europe, Canada, South Africa and Asia, we are exposed to fluctuations in foreign currency rates. We may manage the risk to such exposure by entering into foreign currency futures and option contracts of which there were none in 2012 or 2011. Foreign currency fluctuations may have a significant effect on our operations in the future.

The Merger adversely affected our ability to take advantage of the significant U.S. federal tax loss carryforwards and tax credits accumulated.

In connection with the Merger, we performed a study to evaluate the status of net operating loss carryforwards as a result of the Merger. Because the Merger caused an “ownership change” (as defined for U.S. federal income tax purposes) as of the date of the Merger, our ability to use our net operating losses and credits in future tax years has been significantly limited. In addition, due to the “ownership change,” our federal research and development credits have also been limited and, consequently, we do not anticipate being able to use any of these credits that existed as of the date of the Merger in future tax years. Our limited ability to use these net operating losses and tax credits as a result of the Merger could have an adverse effect on our results of operations.

Risks Related to Our Business

Historically, we have been dependent on a few major customers, particularly Honda, for a significant portion of our revenue and the revenue could decline if we are unable to maintain or develop relationships with current or potential customers, or if such customers reduce demand for our products.

Historically, each of CDTI and CSI derived a significant portion of its respective revenue from a limited number of customers. For the years ended December 31, 2012 and 2011, sales to Honda, our largest customer, accounted for approximately 30% and 19%, respectively, of our revenue. We intend to establish long-term relationships with existing customers and continue to expand our customer base. While we diligently seek to become less dependent on any single customer, it is likely that certain business relationships may result in one or more customers contributing to a significant portion of our revenue in any given year for the foreseeable future. In addition, because our relationships with our customers are based on purchase orders rather than long-term formal supply agreements, we are exposed to the risk of reduced sales if such customers reduce demand for our products. Reduced demand may arise for a variety of reasons over which we have no control, such as slowdowns in vehicle production due to economic concerns, or as a result of the effects of natural disasters, including earthquakes and/or tsunamis. The loss of one or more of our significant customers, or reduced demand from one or more of our significant customers, would result in an adverse effect on our revenue, and could affect our ability to become profitable or our ability to continue our business operations.

We have entered into contractual agreements in connection with the sale of certain of our assets, which may expose us to liability for claims for indemnification under such agreements.

In the ordinary course of our business, we have entered into various agreements by which we may be obligated to indemnify the other party with respect to certain matters. Generally, these indemnification provisions are included in contracts arising in the normal course of business under which we customarily agree to hold the indemnified party harmless against losses arising from a breach of the contract terms. Payments by us under such indemnification clauses are generally conditioned on the other party making a claim. Such claims are generally subject to challenge by us and to dispute resolution procedures specified in the particular contract. Further, our obligations under these arrangements may be limited in terms of time and/or amount and, in some instances, we may have recourse against third parties for certain payments made by us. It is not possible to predict the maximum potential amount of future payments under these indemnification agreements due to the conditional nature of our obligations and the unique facts of each particular agreement.

We depend on intellectual property and the failure to protect our intellectual property could adversely affect our future growth and success.

We rely on patent, trademark and copyright law, trade secret protection, and confidentiality and other agreements with employees, customers, partners and others to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application, and, despite precautions, it may be possible for third parties to obtain and use our intellectual property without authorization. We do not know whether any patents will be issued from pending or future patent applications or whether the scope of the issued patents is sufficiently broad to protect our technologies or processes. Moreover, patent applications and issued patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits. Furthermore, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States.

The patents protecting our proprietary technologies expire after a period of time. Currently, our patents have expiration dates ranging from 2013 through 2032. Although we have attempted to incorporate technology from our core patents into specific patented product applications, product designs and packaging to extend the lives of our patents, there can be no assurance that this building block approach will be successful in protecting our proprietary technology. If we are not successful in protecting our proprietary technology, it could have a material adverse effect on our business, financial condition and results of operations.

As part of our confidentiality procedures, we generally have entered into nondisclosure agreements with employees, consultants and corporate partners. We also have attempted to control access to and distribution of our technologies, documentation and other proprietary information. We plan to continue these procedures. Despite these procedures, third parties could copy or otherwise obtain and make unauthorized use of our technologies or independently develop similar technologies. The steps that we have taken and that may occur in the future might not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect the proprietary rights as fully as in the United States.

There can be no assurance that we will be successful in protecting our proprietary rights. For example, from time to time we have become aware of competing technologies employed by third parties which may be covered by one or more of our patents. In such situations, we may seek to grant licenses to such third parties or seek to stop the infringement, including through the threat of legal action. There is no assurance that we would be successful in negotiating a license agreement on favorable terms, if at all, or able to stop the infringement. Any infringement upon our intellectual property rights could have an adverse effect on our ability to develop and sell commercially competitive systems and components.

If we fail to obtain the right to use the intellectual property rights of others which are necessary to operate our business, our ability to succeed will be adversely affected.

From time to time we may choose to or be required to license technology or intellectual property from third parties in connection with the development of our products. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. Generally, a license, if granted, would include payments of up-front fees, ongoing royalties or both. These payments or other terms could have a significant adverse impact on our results of operations. The inability to obtain a necessary third-party license required for our product offerings or to develop new products and product enhancements could require us to substitute technology of lower quality or performance standards, or of greater cost, either of which could adversely affect our business. If we are not able to obtain licenses from third parties, if necessary, then we may also be subject to litigation to defend against infringement claims from these third parties. Our competitors may be able to obtain licenses or cross-license their technology on better terms than we can, which could put us at a competitive disadvantage. If we are unable to obtain or maintain any third-party license required to develop new products and product enhancements, on favorable terms, our results of operations may be harmed.

If third parties claim that our products infringe upon their intellectual property rights, we may be forced to expend significant financial resources and management time litigating such claims and our operating results could suffer.

Third parties may claim that our products and systems infringe upon third-party patents and other intellectual property rights. Identifying third-party patent rights can be particularly difficult, notably because patent applications are generally not published until up to 18 months after their filing dates. If a competitor were to challenge our patents, or assert that our products or processes infringe their patent or other intellectual property rights, we could incur substantial litigation costs, be forced to make expensive product modifications, pay substantial damages or even be forced to cease some operations. Third-party infringement claims, regardless of their outcome, would not only drain financial resources but also divert the time and effort of management and could result in customers or potential customers deferring or limiting their purchase or use of the affected products or services until resolution of the litigation.

Failure of one or more key suppliers to timely deliver could prevent, delay or limit us from supplying products. Delays in delivery times for platinum group metal purchases could also result in losses due to fluctuations in prices. Delays in the delivery times and cost impact of the world-wide shortage of rare earth metals could delay us from supplying products and could result in lower profits.

Due to customer demands and specifications, we are required to source critical materials and components such as ceramic substrates from single suppliers. In 2012 and 2011, our three largest suppliers accounted for over 30% of our raw material purchases. Failure of one or more of the key suppliers to deliver timely could prevent, delay or limit us from supplying products because we would be required to qualify an alternative supplier. For certain products and customers, we are required to purchase platinum group metal materials. As commodities, platinum group metal materials are subject to daily price fluctuations and significant volatility, based on global market conditions. Historically, the cost of platinum group metals used in the manufacturing process has been passed through to the customer. This limits the economic risk of changes in market prices to platinum group metal usage in excess of nominal amounts allowed by the customer. However, going forward there can be no assurance that we will continue to be successful in passing platinum group metal price risk onto our current and future customers to minimize the risk of financial loss. Additionally, platinum group metal material is accounted for as inventory and therefore subject to lower of cost or market adjustments on a regular basis at the end of accounting periods. A drop in market prices relative to the purchase price of platinum group metal could result in a write-down of inventory. Due to the high value of platinum group metal materials, special measures have been taken to secure and insure the inventory. There is a risk that these measures may be inadequate and expose us to financial loss. We utilize rare earth metals in the production of some of our catalysts. Due to a reduction in export from China of these materials, there has been a world-wide shortage, leading to a lack of supply and higher prices. We risk delays in shipment due to this constrained supply and potentially lower margins if we are unable to pass the increased costs on to our customers.

Qualified management, marketing, and sales personnel are difficult to locate, hire and train, and if we cannot attract and retain qualified personnel, it will harm the ability of the business to grow.

Our success depends, in part, on our ability to retain current key personnel, attract and retain future key personnel, additional qualified management, marketing, scientific, and engineering personnel, and develop and maintain relationships with research institutions and other outside consultants. Competition for qualified management, technical, sales and marketing employees is intense. In addition, some employees might leave our Company and go to work for competitors. The loss of key personnel or the inability to hire or retain qualified personnel, or the failure to assimilate effectively such personnel could have a material adverse effect on our business, operating results and financial condition.

We may not be able to successfully market new products that are developed or obtain direct or indirect verification or approval of our new products.

Some of our catalyst products and heavy duty diesel systems are still in the development or testing stage with targeted customers. We are developing technologies in these areas that are intended to have a commercial application, however, there is no guarantee that such technologies will actually result in any commercial applications. In addition, we plan to market other emissions reduction devices used in combination with our current products. There are numerous development and verification issues that may preclude the introduction of these products for commercial sale. These proposed operations are subject to all of the risks inherent in a developing business enterprise, including the likelihood of continued operating losses. If we are unable to demonstrate the feasibility of these proposed commercial applications and products or obtain verification or approval for the products from regulatory agencies, we may have to abandon the products or alter our business plan. Such modifications to our business plan will likely delay achievement of revenue milestones and profitability.

Any liability for environmental harm or damages resulting from technical faults or failures of our products could be substantial and could materially adversely affect our business and results of operations.

Customers rely upon our products to meet emissions control standards imposed upon them by government. Failure of our products to meet such standards could expose us to claims from customers. Our products are also integrated into goods used by consumers and therefore a malfunction or the inadequate design of our products could result in product liability claims. Any liability for environmental harm or damages resulting from technical faults or failures could be substantial and could materially adversely affect our business and results of operations. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of our products, which would materially impact our financial condition and operating results.

Risks Related to Our Industry

We face constant changes in governmental standards by which our products are evaluated.

We believe that, due to the constant focus on the environment and clean air standards throughout the world, a requirement in the future to adhere to new and more stringent regulations both domestically and abroad is possible as governmental agencies seek to improve standards required for certification of products intended to promote clean air. In the event our products fail to meet these ever-changing standards, some or all of our products may become obsolete.

We face competition and technological advances by competitors.

There is significant competition among companies that provide solutions for pollutant emissions from diesel engines. Several companies market products that compete directly with our products. Other companies offer products that potential customers may consider to be acceptable alternatives to our products and services, including products that are verified by the Environmental Protection Agency, or EPA, and/or the California Air Resources Board, or CARB, or other environmental authorities. We face direct competition from companies with greater financial, technological, manufacturing and personnel resources. Newly developed products could be more effective and cost-efficient than our current or future products. We also face indirect competition from vehicles using alternative fuels, such as methanol, hydrogen, ethanol and electricity.

Our results may fluctuate due to certain regulatory, marketing and competitive factors over which we have little or no control.

The factors listed below, some of which we cannot control, may cause our revenue and results of operations to fluctuate significantly:

•	Actions taken by regulatory bodies relating to the verification, registration or health effects of our products;
•	The extent to which our products obtain market acceptance;
•	The timing and size of customer purchases;
•	Customer concerns about the stability of our business, which could cause them to seek alternatives to our solutions and products; and
•	Increases in raw material costs, particularly platinum group metals and rare earth metals.

Future growth of our business depends, in part, on market acceptance of our catalyst products, successful verification of our products and retention of our verifications.

While we believe that there exists a viable market for our developing catalyst products, there can be no assurance that such technology will succeed as an alternative to competitors’ existing and new products. The development of a market for the products is affected by many factors, some of which are beyond our control. The adoption cycles of our key customers are lengthy and require extensive interaction with the customer to develop an effective and reliable catalyst for a particular application. While we continue to develop and test products with key customers, there can be no guarantee that all such products will be accepted and commercialized. Our relationships with our customers are based on purchase orders rather than long-term formal supply agreements. Generally, once a catalyst has successfully completed the testing and certification stage for a particular application, it is generally the only catalyst used on that application and therefore unlikely that, unless there are any defects, the customer will try to replace that catalyst with a competing product. However, our customers usually have alternate suppliers for their products and there is no assurance that we will continue to win the business. Also, although we work with our customers to obtain product verifications in accordance with their projected production requirements, there is no guarantee that we will be able to receive all necessary approvals for our catalysts by the time a customer needs such products, or that a customer will not accelerate its requirements. If we are not successful in having verified catalyst products to meet customer requirements, it will have a negative effect on our revenues, which could have a material adverse effect on our results of operations.

If a market fails to develop or develops more slowly than anticipated, we may be unable to recover the costs we will have incurred in the development of our products and may never achieve profitability. In addition, we cannot guarantee that we will continue to develop, manufacture or market our products or components if market conditions do not support the continuation of the product or component.

We believe that it is an essential requirement of the U.S. retrofit market that emissions control products and systems are verified under the EPA and/or CARB protocols to qualify for funding from the EPA and/or CARB programs. Funding for these emissions control products and systems is generally limited to those products and technologies that have already been verified. Verification is also useful for commercial acceptability. Notably, EPA verifications were withdrawn on two of our products in January 2009 because available test results were not accepted by the EPA as meeting new emissions testing requirements for nitrogen dioxide (NO2) measurement. As a general matter, we have no assurance that our products will be verified by the CARB or that such a verification will be acceptable to the EPA. If we are not able to obtain or maintain necessary product verifications, it will limit our ability to commercialize such products, which could have a negative effect on our revenues and on our results of operations.

New metal standards, lower environmental limits or stricter regulation for health reasons of platinum or cerium could be adopted and affect use of our products.

New standards or environmental limits on the use of platinum or cerium metal by a governmental agency could adversely affect our ability to use our Platinum Plus ®  fuel-borne catalyst in some applications. In addition, the CARB requires “multimedia” assessment (air, water, soil) of the fuel-borne catalyst. The EPA could require a “Tier III” test of the Platinum Plus ®  fuel-borne catalyst at any time to determine additional health effects of platinum or cerium, which tests may involve additional costs beyond our current resources. Government or regulatory bodies in other countries where we sell our Platinum Plus® fuel-borne catalyst could adopt similar limits or regulations.

Risks Related to the Offering and Our Common Stock

One of our shareholders holds a large percentage of our outstanding common stock, and, should they choose to do so, may have significant influence over the outcome of corporate actions requiring stockholder approval.

Approximately 519,196 shares of our outstanding common stock is held by Special Situations Funds, which acquired such shares of our common stock in our July 2011 underwritten public offering. Accordingly, such investor, should it choose to do so, may be able to significantly influence the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction, such that Special Situations Funds could delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders. The interests of such investor may differ from the interests of our other stockholders.

The price of our common stock may be adversely affected by the sale by us or our shareholders of a significant number of new common shares.

The sale, or availability for sale, of substantial amounts of our common stock could adversely affect the market price of our common stock and could impair our ability to raise additional working capital through the sale of equity securities. On July 5, 2011, we issued 3,053,750 shares of our common stock in an underwritten public offering. On October 15, 2010, we issued (or reserved for issuance) an aggregate 2,287,872 shares of our common stock and warrants to purchase an additional 666,583 shares of our common stock, each on a post-split basis after eliminating fractional shares, in connection with the Merger. We also issued 109,020 shares and warrants to purchase an additional 166,666 shares of our common stock, each on a post-split basis after eliminating fractional shares, in a Regulation S offering, as well as 32,414 shares and warrants to purchase an additional 14,863 shares, each on a post-split basis after eliminating fractional shares, as compensation for services rendered in connection with the Merger and our Regulation S offering. Resales of these shares by the holders thereof (some of whom received registered shares and some of whom have registration rights) or resale of the shares received upon exercise of the warrants could contribute to downward pressure on the trading price of our stock.

In addition, to provide us with additional flexibility to access capital markets for general corporate purposes, we filed a shelf registration statement on Form S-3 with the SEC on May 15, 2012, which was declared effective by the SEC on May 21, 2012. The shelf registration statement permits us to sell, from time to time, up to an aggregate $50.0 million of various securities, including common stock, preferred stock warrants to purchase common stock or preferred stock and units consisting of one or more shares of common stock, shares of preferred stock, warrants or any combination of such securities. To the extent that we raise additional capital by issuing equity securities under our shelf registration statement, our stockholders may experience dilution. Any dilution or potential dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the trading price of our stock.

The sale of our common stock to LPC may cause dilution and the sale of the shares of common stock acquired by LPC could cause the price of our common stock to decline.

In connection with entering into the Purchase Agreement, we authorized the issuance to LPC of up to $10,000,000 worth of shares of our common stock, plus 120,741 shares of common stock as commitment shares. The number of shares ultimately offered for sale by LPC is dependent upon the number of shares purchased by LPC under the Purchase Agreement. The purchase price for the common stock to be sold to LPC pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. If we do sell shares to LPC, LPC may offer and sell 1,823,577 shares over a period of up to 30 months from December 2011 pursuant to the registration statement. Depending upon market liquidity at the time, a sale of the 1,823,577 registered shares, or additional shares we register or which LPC sells other than by means of a registration statement, at any given time could cause the trading price of our common stock to decline. We can elect to direct purchases in our sole discretion. After LPC has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by LPC, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The risk of dilution, perceived or actual, may contribute to downward pressure on the trading price of our stock.

We have outstanding warrants and stock options to purchase shares of our common stock, and it is contemplated that additional shares or options to acquire shares of our common stock will be issued. The exercise of these securities will result in the issuance of additional shares of our common stock. We may also issue additional shares of our common stock or securities exercisable for or convertible into shares of our common stock, whether in the public market or in a private placement to fund our operations, or as compensation. These issuances, particularly where the exercise price or purchase price is less than the current trading price for our common stock, could be viewed as dilutive to the holders of our common stock. The risk of dilution, perceived or actual, may cause existing stockholders to sell their shares of stock, which would contribute to a decrease in the price of shares of our common stock. In that regard, downward pressure on the trading price of our common stock may also cause investors to engage in short sales, which would further contribute to downward pressure on the trading price of our stock.

There has been and may continue to be significant volatility in the volume and price of our common stock on the NASDAQ Capital Market and an investment in our stock could suffer a decline in value.

CDTI’s common stock began trading on the NASDAQ Capital Market effective October 3, 2007. In the period immediately following the Merger and the reverse stock split, we experienced significantly higher trading volume than typical for our Company. Unusual trading volume in our shares has continued to occur from time to time. For example, the trading volume in our common stock exceeded seven million shares on March 12, 2012 and exceeded two million shares on March 13, 2012, whereas the average trading volume for the three weeks prior to those dates was 100,062 shares per day. The market price of our common stock also has been and may continue to be highly volatile. During the last two weeks of October 2010 following the Merger and the reverse stock split, the price for a share of our common stock ranged from as low as $1.50 per share to as high as $44.38 per share. On April 15, 2013, the closing price for a share of our common stock was $2.11 per share. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operations results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market volume and price of our stock.

As a publicly traded company, CDTI is assessed periodically by securities analysts. Changes in assessments by such analysts may increase the volatility or our stock price and may result in a decline in value if the assessments are negative.

 We have not paid and do not intend to pay dividends on shares of our common stock.

We have not paid dividends on our common stock since inception, and do not intend to pay any dividends to our stockholders in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated by reference into this document, contains information considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the safe harbor provided by Section 27A and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things: statements about our future results, the prospects of the combined company, and our plans, objectives and strategies. These forward-looking statements are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond our control), including those factors described under “Risk Factors” elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties. All forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, in the case of forward-looking statements contained in this prospectus, or the dates of the documents incorporated by reference into this prospectus, in the case of forward-looking statements made in those incorporated documents.

 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock by the selling stockholder in this offering. However, we may receive proceeds up to $10.0 million under the Purchase Agreement. Any proceeds from LPC we receive under the Purchase Agreement will be used for working capital and general corporate purposes.

 THE LPC TRANSACTION

General

On October 7, 2011, we executed a Purchase Agreement and a Registration Rights Agreement with Lincoln Park Capital Fund, LLC. Under the Purchase Agreement, we have the right to sell to LPC up to $10,000,000 of our common stock at our discretion as described below.

Pursuant to the Registration Rights Agreement, we filed a registration statement and prospectus with the SEC covering shares that have been issued or may be issued to LPC under the Purchase Agreement. We did not have the right to commence any sales of our shares to LPC until the SEC declared effective the registration statement of which this prospectus is a part. The registration statement was declared effective on December 5, 2011. Accordingly, over approximately 30 months beginning on December 5, 2011, generally we have the right to direct LPC to purchase up to $10,000,000 of our common stock in amounts up to $500,000 as often as every business day under certain conditions. We can also accelerate the amount of our stock to be purchased under certain circumstances. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to LPC. Although we are registering 1,823,577 shares, depending on the average price we sell shares to LPC, if we seek to issue more than 1,434,994 shares to LPC under the Purchase Agreement (19.99% of our outstanding shares prior to entering into the agreement with LPC), NASDAQ Capital Market rules may require us to seek shareholder approval.

We may also consider the amount, if any, of additional working capital that we need, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources before we elect to sell stock to LPC under the Purchase Agreement.

The purchase price of the shares will be based on the market prices of our shares immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount. See “–Purchase of Shares Under the Purchase Agreement” below for information regarding how the purchase price is computed. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. We issued 40,247 shares of our stock to LPC as a commitment fee for entering into the agreement and we may issue up to 80,494 shares pro rata as an additional commitment fee as LPC purchases the up to $10,000,000 of our stock as directed by us. The number of additional commitment shares issuable to LPC is proportionate to the dollar amount of stock we sell to LPC under the Purchase Agreement. We will issue these additional commitment shares only when, and if, we in our sole discretion elect to sell stock to LPC under the Purchase Agreement. For example, if we elect at our sole discretion to sell $500,000 of our stock to LPC, then we would issue 4,024 of the additional commitment shares. This number is the quotient of $500,000 (the dollar amount of common stock we have elected to sell) divided by $10,000,000 (the total amount we can sell to LPC under the Purchase Agreement), multiplied by 80,494 (the total number of additional commitment shares). LPC may not assign or transfer its rights and obligations under the Purchase Agreement.

As of April 15, 2013, there were 7,303,069 shares outstanding (6,811,115 shares held by non-affiliates) excluding the 40,247 shares that we have already issued and are offered by LPC pursuant to this prospectus. An aggregate 1,823,577 shares are offered hereby consisting of:

•	40,247 shares that we issued to LPC as a commitment fee;
•	80,494 shares that we may issue to LPC pro rata as up to $10,000,000 of our stock is purchased by LPC as an additional commitment fee; and
•	1,702,836 representing shares that we may sell to LPC under the Purchase Agreement.

If all 1,823,577 shares offered by LPC hereby were issued and outstanding as of the date hereof, such shares would represent 20.07% of our total common stock outstanding, or 21.12% of total common stock outstanding held by non-affiliates, as adjusted, as of the date hereof.

At a price of $2.11 per share (the closing price for a share of our common stock on April 15, 2013), we could sell to LPC 4,739,336 shares of our common stock to receive $10,000,000 in proceeds. However, of the shares being registered at this time, only 1,702,836 shares of our common stock may be sold to LPC. If we sold the 1,702,836 shares at a price of $2.11 per share (the closing price for a share of our common stock on April 15, 2013), we would receive only $3,592,984 in proceeds under the Purchase Agreement. The 120,741 commitment shares being registered hereby are not sold for cash proceeds to LPC under the Purchase Agreement. Accordingly, if we elect to sell to LPC more than the 1,702,836 shares being registered hereby, which we have the right but not the obligation to do, we must first register under the Securities Act any additional shares we may elect to sell to LPC before we can sell such additional shares, which could cause substantial dilution to our shareholders. The number of shares ultimately offered for resale by LPC is dependent upon the number of shares sold to LPC under the Purchase Agreement. Any of the 1,702,836 shares we elect to sell to LPC under the Purchase Agreement may be resold by LPC under this prospectus.

 Purchase Of Shares Under The Purchase Agreement

Under the Purchase Agreement, on any business day selected by us and as often as every business day, we may direct LPC to purchase up to $500,000 of our common stock. The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or
•	the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by LPC.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price.

In addition to purchases of up to $500,000, we may direct LPC as often as every business day to purchase up to $750,000 of our common stock provided on the purchase date our share price is not below $5.00 per share. We may increase this amount: up to $1,000,000 of our common stock provided on the purchase date our share price is not below $7.50 per share; up to $1,250,000 of our common stock provided on the purchase date our share price is not below $10.00 per share; up to $1,500,000 of our common stock provided on the purchase date our share price is not below $12.50 per share.

Events of Default

The following events constitute events of default under the Purchase Agreement:

•

while any registration statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to LPC for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three (3) consecutive business days;
•

the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NYSE Amex, or the OTC Bulletin Board including comparable markets;

•	the transfer agent’s failure for five (5) business days to issue to LPC shares of our common stock which LPC is entitled to under the Purchase Agreement;
•

any material breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five (5) business days;

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or
•

if we reach the share limit to the extent applicable under NASDAQ Capital Market rules (generally, 1,434,994 shares, or 19.99% of our outstanding shares prior to entering into the agreement with LPC) and we have not obtained any necessary shareholder approvals.

LPC does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party. During an event of default, all of which are outside the control of LPC, shares of our common stock cannot be sold by us or purchased by LPC under the terms of the Purchase Agreement.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to LPC terminating the Purchase Agreement without any cost to us.

No Short-Selling or Hedging by LPC

LPC has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock Purchase Agreement.

 Effect of Performance of the Purchase Agreement on Our Stockholders

All 1,823,577 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from December 5, 2011, the date the registration statement was declared effective. The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. LPC may ultimately purchase all, some or none of the 1,702,836 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the agreement, we authorized the sale to LPC of up to $10,000,000 worth of shares of our common stock exclusive of the 40,247 commitment shares issued and the 80,494 additional commitment shares that may be issued. We have the right to terminate the agreement without any payment or liability to LPC at any time, including in the event that all $10,000,000 is sold to LPC under the Purchase Agreement. The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the agreement, which will depend on the purchase price for such shares as well as the number of shares we ultimately direct LPC to purchase under the agreement. The following table sets forth the amount of proceeds we would receive from LPC from the sale of shares that are registered in this offering at varying purchase prices:

Assumed Average Purchase Price	Number of Registered Shares to be Issued if Full Purchase (1) (2) (3)	Percentage of Outstanding Shares After Giving Effect to the Issuance to LPC (4)	Proceeds from the Sale of Shares to LPC Under the LPC Purchase Agreement
$2.00	1,730,249	19.15%	$3,405,672
$2.11(5)	1,731,757	19.17%	$3,592,984
$6.00	1,747,160	19.31%	$9,999,996
$8.00	1,330,494	15.41%	$10,000,000
$10.00	1,080,494	12.89%	$10,000,000

(1)	Any issuance above 19.99% of our outstanding shares prior to entering into the agreement with LPC must be in compliance with NASDAQ Capital Market rules.

(2)

Although the LPC Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to LPC, we are only registering 1,702,836 shares to be purchased thereunder, which may or may not cover all such shares purchased by LPC under the LPC Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares which are registered in this offering.

(3)

The number of registered shares to be issued includes a number of shares to be purchased at the applicable price plus the applicable additional commitment shares issuable to LPC (but not the initial commitment shares), and no proceeds will be attributable to such commitment shares.

(4)

The denominator is based on 7,303,069 shares outstanding as of April 15, 2013, which includes the 40,247 initial commitment shares already issued to LPC, which are part of this offering, and the number of shares set forth in the adjacent column, which includes the additional commitment shares issued pro rata as up to $10,000,000 of our stock is purchased by LPC. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column. The number of shares in such column does not include shares that may be issued to LPC that are not registered in this offering.

(5)	The closing sale price of our shares on Apri1 15, 2013.

THE SELLING STOCKHOLDER

The following table set forth:

•	the name of the selling stockholder;
•	the number of shares of commons stock beneficially owned by the selling stockholder that may be offered for the account of the selling stockholder under this prospectus; and
•	the number of shares of common stock beneficially owned by the selling stockholder upon completion of this offering.

Such information was obtained from the selling stockholder. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us. The term “selling stockholder” includes the entity listed below and its transferees, pledgees, donees or other successors.

	Shares Beneficially Owned Before Offering			Shares Beneficially Owned After Offering
Selling Stockholder	Number	Percent	Shares to be Sold in the Offering (3)	Number	Percent
Lincoln Park Capital Fund, LLC (1)	40,247 (2)	0.6% (2)	1,823,577	—	*
_________

*	less than 1%
(1)

Josh Scheinfeld and Jonathan Cope, the principals of LPC, are deemed to be beneficial owners of all of the shares of common stock owned by LPC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this Prospectus.

(2)	40,247 shares of our common stock have been issued to LPC under the Purchase Agreement as a commitment fee.
(3)

Assumes issuance of the maximum 1,823,577 shares being registered hereby, which reflects the 40,247 initial commitment shares already issued and the issuance of 1,702,836 shares under the Purchase Agreement (for gross proceeds of $3,592,984 based on a price per share of $2.11, the last reported sale price on the NASDAQ on April 15, 2013) and 80,494 additional commitment shares. Any issuance above 19.99% of our outstanding shares prior to entering into the agreement with LPC must be in compliance with NASDAQ Capital Market rules.

 DETERMINATION OF OFFERING PRICE

All shares of our common stock being offered will be sold by the selling stockholder without our involvement; consequently the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholder. The offering price will thus be determined by market factors and the independent decisions of the selling stockholder.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Lincoln Park Capital Fund, LLC, the selling stockholder .  The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents
•	“at the market” into an existing market for the common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

LPC is an “underwriter” within the meaning of the Securities Act.

Neither we nor LPC can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between LPC, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify LPC and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

LPC and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised LPC that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by LPC.

 MARKET PRICE AND DIVIDEND INFORMATION

Market Information

Our common stock is traded on the NASDAQ Capital Market under the symbol “CDTI.” For a twenty-trading day period immediately following the Merger and the one-for-six reverse stock split, both of which took effect October 15, 2010, it temporarily traded under the symbol “CDTID” in accordance with NASDAQ’s rules.

The following table sets forth the high and low trading prices of our common stock on the NASDAQ Capital Market for each of the periods listed. Prices indicated below with respect to our share price include inter-dealer prices, without retail mark up, mark down or commission and may not necessarily represent actual transactions. Periods prior to and including October 15, 2010 have been restated to reflect the one-for-six reverse stock split that took effect October 15, 2010 after the end of trading.

	NASDAQ Capital Market
	High	Low
2011
1st Quarter	$11.69	$5.16
2nd Quarter	$11.20	$3.61
3rd Quarter	$8.00	$2.16
4th Quarter	$4.54	$1.50
2012
1st Quarter	$5.28	$2.69
2nd Quarter	$4.20	$1.93
3rd Quarter	$3.35	$2.00
4th Quarter	$3.04	$2.00
2013
1st Quarter	$3.05	$2.10
2nd Quarter (through April 15, 2013)	$2.23	$2.10

On April 15, 2013, the last reported sale price for our common stock as quoted on the NASDAQ was $2.11 per share.

Holders

At April 15, 2013, there were 293 holders of record of our common stock, which excludes stockholders whose shares were held by brokerage firms, depositories and other institutional firms in “street name” for their customers.

Dividends

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements and such other factors as our board of directors deems relevant. In addition, our credit facility restricts our ability to pay dividends.

 PRINCIPAL STOCKHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of common stock as of March 31, 2013 by: (i) each person known to Clean Diesel to beneficially own more than 5% of its outstanding shares of common stock at such date; (ii) each of Clean Diesel’s Directors; (iii) Clean Diesel’s “Named Executive Officers”; and (iv) all Directors and executive officers as a group at such date.

	Beneficial Ownership 2
Beneficial Owner Name and Address 1	Number of Shares	Percentage Owned
Five Percent or More Beneficial Owners:
Special Situations Funds 3	519,196	7.1%
Cycad Group LLC 4	407,475	5.6%
John A. Kanis 5	413,722	5.6%
RockPort Capital Partners, L.P. 6	378,023	5.2%
Directors:
R. Craig Breese	87,211	1.2%
Charles F. Call 7	153,182	2.1%
Bernard H. “Bud” Cherry 8	33,761	*
Alexander “Hap” Ellis III 9	12,917	*
Charles R. Engles, Ph.D. 10	36,971	*
Derek R. Gray 11	62,936	*
Mungo Park 12	27,780	*
Named Executive Officers:
Stephen J. Golden, Ph.D. 13	61,649	*
Nikhil A. Mehta 14	72,592	1.0%
All Current Directors and Officers as a Group (11 persons) 15	600,697	7.8%
* less than 1%

1

The address of Special Situations Funds is 527 Madison Avenue, Suite 2600, New York, New York 10022; the address of Cycad Group LLC is 6187 Carpinteria Avenue, Suite 300, Carpinteria, California 93014; the address of John A. Kanis is c/o Kanis, S.A., 233-237 Old Marylebone Road, London NW1 5QT, England; the address of RockPort Capital Partners, L.P. is 160 Federal Street, 18th Floor, Boston, Massachusetts 02110; the address of the Directors and Named Executive Officers is c/o Clean Diesel Technologies, Inc., 4567 Telephone Road, Suite 100, Ventura, California 93003.

2

To our knowledge, unless otherwise indicated in the footnotes to this table, we believe that each of the persons named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable (or other beneficial ownership shared with a spouse) and the information contained in this table and these notes.

Beneficial ownership has been determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as beneficially owned all shares that a person would receive upon exercise of stock options, restricted stock units or warrants held by that person that are immediately exercisable or exercisable within 60 days of the determination date, or issuable upon settlement of restricted stock units within 60 days of the determination date, which determination date is March 31, 2013 for this purpose. Such shares are deemed to be outstanding for the purpose of computing the number of shares beneficially owned and the percentage ownership of the person holding such options, warrants or restricted stock units but these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The percentage of Clean Diesel beneficially owned is based on 7,303,069 shares of Clean Diesel common stock issued and outstanding on March 31, 2013.

3

As reflected in the Schedule 13G filed on February 13, 2013 by Austin W. Marxe (“Marxe”) and David M. Greenhouse (“Greenhouse”) share sole voting and investment power over 85,566 shares of common stock owned by Special Situations Cayman Fund, L.P., 250,936 shares of common stock owned by Special Situations Fund III QP, L.P., 33,704 shares of common stock owned by Special Situations Private Equity Fund, L.P., 20,761 shares of common stock owned by Special Situations Technology Fund, L.P. and 128,229 shares of common stock owned by Special Situations Technology Fund II, L.P.

4

As reflected in the Schedule 13G filed on October 22, 2010 by Cycad Group LLC, K. Leonard Judson and Paul F. Glenn share voting and investment power over the shares listed above. Beneficial ownership includes 369,472 shares held directly, warrants to acquire 28,144 shares at $7.92 per share and warrants to acquire 9,859 shares at $2.79 per share. Beneficial ownership does not reflect warrants to acquire an additional 8,067 shares at $7.92 per share, which warrants are issuable upon the exercise in full of the warrants to acquire 9,859 shares.

5

As reflected in the Schedule 13G filed on January 15, 2013 by Kanis S.A. and John A. Kanis, includes 266,548 shares of common stock and warrants to acquire 143,707 shares of common stock held by Kanis S.A. Does not include warrant to acquire 60,000 shares of common stock held by Kanis S.A. that is not currently exercisable. Does not include 250,000 shares issuable upon conversion of convertible note due in 2016. John A. Kanis is the sole stockholder of Kanis S.A. and controls the voting and investment decisions of Kanis S.A.; accordingly, John A. Kanis may be deemed to share beneficial ownership of all shares of common stock beneficially owned by Kanis S.A.

6

As reflected in the Schedule 13D/A filed on July 15, 2011 by Rockport Capital Partners, L.P. and RP Co-Investment Fund I, L.P., Alexander “Hap” Ellis, III, Janet B. James, William E. James, Charles J. McDermott, David J. Prend and Stoddard M. Wilson, as the sole managing members of RockPort Capital I LLC, which is the general partner of RockPort Capital Partners, L.P. and RP Co-Investment Fund I GP, LLC, which is the general partner of RP Co-Investment Fund I, L.P., share voting and investment power over the shares listed above. Beneficial ownership includes 303,053 shares and warrants to acquire 40,220 shares at $7.92 per share held by RockPort Capital Partners, L.P. and 19,642 shares and warrants to acquire 15,108 shares at $7.92 per share held by RP Co-Investment Fund I, L.P. Mr. Ellis has been a member of our Board of Directors since the effective time of the Merger and, prior to the Merger, was a member of the Board of Directors of CSI.

7

For Mr. Call, includes warrants to acquire 137 shares at $7.92 per share and 127,876 shares subject to options exercisable within 60 days. All warrants and 167 shares are held jointly with Mr. Call’s spouse.

8	For Mr. Cherry, includes warrants to acquire 9,380 shares at $7.92 per share and 12,917 shares subject to options exercisable within 60 days.
9

For Mr. Ellis, reflects 12,917 shares subject to options exercisable within 60 days. Mr. Ellis disclaims beneficial ownership of shares beneficially owned by RockPort Capital Partners except to the extent of his pecuniary interest in such shares.

10	For Dr. Engles, includes warrants to acquire 10,825 shares at $7.92 per share and 12,917 shares subject to options exercisable within 60 days.
11	For Mr. Gray, includes warrants to acquire 13,457 shares at $7.92 per share and 21,914 shares subject to options exercisable within 60 days. 18,741 shares are held jointly with Mr. Gray’s spouse.
12

For Mr. Park, includes warrants to acquire 14,863 shares at $10.09 per share, which are held by Innovator Capital Limited. Mr. Park is a principal of Innovator Capital Limited and may be deemed to beneficially own shares held by Innovator Capital Limited. Also includes 12,917 shares subject to options exercisable within 60 days.

13

For Dr. Golden, includes warrants to acquire 8,327 shares at $7.92 per share and 35,607 shares subject to options exercisable within 60 days. 8,556 shares and all warrants are held in the Golden Family Trust.

14	For Mr. Mehta, reflects 46,233 shares subject to options exercisable within 60 days.
15	Includes warrants to acquire 56,989 shares and 374,449 shares subject to options exercisable within 60 days.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Reed Smith LLP.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Clean Diesel Technologies, Inc. has agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on Clean Diesel Technologies, Inc.’s past financial statements incorporated by reference in this registration statement.

EXPERTS

The consolidated financial statements as of December 31, 2012 and for the year then ended incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Clean Diesel Technologies, Inc. as of December 31, 2011, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available at the SEC’s website at www.sec.gov. We maintain a website at www.cdti.com. Information contained in or accessible through the website is not and should not be considered a part of this prospectus and you should not rely on that information in deciding whether to invest in our common stock, unless that information is also in or incorporated by reference in this prospectus.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it into our registration statement on Form S-1 of which this prospectus is a part, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus.

We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 27, 2013;
•

our Current Reports on Form 8-K filed with the SEC on February 1, 2013, February 25, 2013, March 15, 2013, March 22, 2013 and March 28, 2013, (other than portions of those documents designated as “furnished”);

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2013; and
•	the description of Clean Diesel Technologies, Inc. common stock contained in our Registration Statement on Form 8-A filed on September 27, 2007, as that description may be updated from time to time.

You may request a copy of these filings incorporated by reference in this prospectus, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address and telephone number:

CLEAN DIESEL TECHNOLOGIES, INC.

4567 Telephone Road, Suite 100

Ventura, California 93003

Attention: Investor Relations

(805) 639-9458

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement.

PROSPECTUS

, 2013

CLEAN DIESEL TECHNOLOGIES, INC.

1,823,577 Shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the approximate amount of expenses in connection with the offering of the securities being registered. All of the amounts shown are estimates except the SEC registration fee.

Registration fee under the Securities Act of 1933, as amended	$697	(1)
Legal fees and expenses	30,000
Printing fees and expenses	6,000
Accounting fees and expenses	30,000
Miscellaneous fees and expenses	500
Total	$67,197

(1)	Paid in connection with the original filing of the registration statement.

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Our restated certificate of incorporation, as amended (article eight), limits the liability of directors to the maximum extent permitted by the DGCL. Our restated certificate of incorporation, as amended (article nine), provides that we shall indemnify our officers, directors and agents to the fullest extent permitted by law, including those circumstances where indemnification would otherwise be discretionary. We believe that indemnification under our restated certificate of incorporation, as amended, covers at least negligence and gross negligence on the part of indemnified parties. We may enter into indemnification agreements with each of our directors and officers, which may, in some cases, be broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements may require us, among other things, to indemnify each director and officer against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance such persons’ expenses incurred as a result of any proceeding against him or her as to which such person could be indemnified.

We may purchase and maintain insurance to protect ourselves and any indemnified parties against liability or expense asserted or incurred by such indemnified party in connection with any proceeding, whether or not we would have the power to indemnify such person against such liability or expense by law or under the indemnification provisions in our restated certificate of incorporation, as amended.

Item 15. Recent Sales of Unregistered Securities

In the past three years, we have undertaken the following unregistered sales of equity securities.

2012

On November 26, 2012, we issued 23,149 restricted shares of our common stock to MDB Capital Group LLC as compensation for management consulting and advisory services. The value of the stock was based on the closing price of our common stock on November 26, 2012, which was $2.16 per share. Such shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. MDB Capital Group LLC had adequate access to information about our company through their relationship with our company or through information provided to them and represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates representing such shares.

On July 27, 2012, we executed a Loan Commitment Letter with Kanis S.A., pursuant to which we issued a promissory note in the principal amount of $3.0 million. The unsecured promissory note bears interest at 8% per annum, payable quarterly in arrears. The promissory note has a stated maturity of three years from the date of issuance. There is no prepayment penalty or premium. In connection with the issuance of the promissory note, on July 27, 2012, we issued Kanis S.A. a warrant to acquire 45,000 shares of our common stock at $2.09 per share, a third of which became exercisable on the issuance date and the remainder will vest as to one third on each of the first and second anniversaries of the issuance date. This warrant expires on July 27, 2018. We did not receive any cash consideration for the issuance of this warrant, which was issued in reliance upon the private placement exemption provided by Regulation S.

On February 16, 2012, in connection with an amendment to subordinated convertible notes issued in 2011 to Kanis S.A., as discussed below, we issued warrants to acquire 5,000 shares of our common stock at $3.80 per share. The warrants are exercisable on or after August 16, 2014 and expire on the earlier of (x) August 16, 2017 and (y) that date that is 30 days after we give notice to the warrant holder that the market value of one share of our common stock has exceeded 130% of the exercise price of the warrant for 10 consecutive days, which 10 consecutive days commence on or after August 16, 2014. We did not receive any cash consideration for the issuance of the warrants, which were issued in connection with the amendment of the note. We relied on the private placement exemption provided by Regulation S.

2011

On October 7, 2011, we entered into a Purchase Agreement and a Registration Rights Agreement with LPC as described elsewhere in this registration statement. Under the Purchase Agreement, we have the right to sell to LPC up to $10,000,000 of our common stock at our option. Pursuant to the Registration Rights Agreement, we have filed this registration statement with the SEC covering the shares that have been issued or may be issued to LPC under the Purchase Agreement. We do not have the right to commence sales of our shares to LPC until the SEC has declared effective this registration statement. Thereafter, over approximately 30 months, generally we have the right to direct LPC to purchase up to $10,000,000 of our common stock in amounts up to $500,000 as often as every business day under certain conditions. We can also accelerate the amount of our common stock to be purchased under certain circumstances, but under NASDAQ rules, may not generally sell more than 1,434,994 shares (19.99% of our outstanding shares prior to entering into the agreement with LPC) absent shareholder approval. The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. On October 7, 2011, we issued 40,247 shares of our common stock to LPC as an initial commitment fee upon entering into the Purchase Agreement, and we are obligated to issue up to 80,494 shares pro rata as an additional commitment fee as LPC purchases up to $10,000,000 of our common stock as directed by us. We relied on the private placement exemption provided by Section 4(2) for the issuance of the 40,247 shares of our common stock to LPC as an initial commitment fee. We did not receive any cash consideration for the issuance of the initial commitment fee shares to LPC, nor will we receive any cash consideration for the issuance of the up to 80,494 additional commitment fee shares to LPC when, if any, are issued pursuant to the Purchase Agreement.

On July 5, 2011, we issued warrants to acquire 58,022 shares of our common stock at $4.50 per share to Roth Capital Partners, LLC and warrants to acquire 3,054 shares or our common stock at $4.50 to Maxim Partners LLC. The warrants are exercisable at any time through the June 28, 2016 expiration date. We did not receive any cash consideration for the issuance of the warrants, which were issued to the underwriters in connection with a public offering of our common stock. We relied on the private placement exemption provided by Section 4(2).

On April 11, 2011, we entered into a Subordinated Convertible Notes Commitment Letter with Kanis S.A. providing for the sale and issuance of $3,000,000 aggregate principal amount of 8% subordinated convertible notes, at par, in one or more tranches, on or before May 10, 2011. Accordingly, on May 6, 2011, we issued Kanis S.A. $3,000,000 aggregate principal amount of 8% subordinated convertible notes due 2016. On February 16, 2012, the note was amended to modify the early redemption date from November 11, 2012 to May 12, 2013.

The subordinated convertible notes bear interest at a rate of 8% per annum, which is payable quarterly in arrears and provide that at any time on or after May 12, 2013, and upon not less than 30 days prior written notice, the noteholder may require us to purchase all or a portion of its subordinated convertible notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased plus any accrued but unpaid interest through the date of redemption. The subordinated convertible notes also provide that we have the option to redeem the notes at any time at a price equal to 100% of the face amount plus accrued and unpaid interest through the date of redemption. There is no prepayment penalty. We will use the net proceeds from the sale of the subordinated convertible notes for general working capital purposes. The subordinated convertible notes are unsecured obligations and subordinated to our existing and future secured indebtedness.

The subordinated convertible notes have a stated maturity of five years from the date of issuance, which maturity may be accelerated by the noteholder in the event that: (i) we are in breach of the notes or other agreements between our company and the noteholder or (ii) the noteholder provides written notice to us, not less than 30 days prior to such date, that it elects to accelerate the maturity to a date not earlier than May 12, 2013. The outstanding principal balance of, plus accrued and unpaid interest on, the subordinated convertible notes are convertible at the option of the noteholder at anytime upon written notice given not less than 75 calendar days prior to the date of conversion into shares of our common stock at an initial conversion price equal to $7.044 per share, which is equal to 120% of the consolidated closing bid price per share of our common stock on April 8, 2011. We cannot effect any conversion of the subordinated convertible notes, and the noteholder cannot convert any portion of the notes, to the extent that after giving effect to such conversion, the aggregate number of shares of our common stock issued upon conversion would exceed 369,853 shares.

We issued the subordinated convertible notes in reliance upon an exemption from registration under Regulation S of the Securities Act of 1933, as amended.

2010

On December 30, 2010, we issued warrants to acquire 25,000 shares of our common stock at $10.40 per share to Kanis S.A. in connection with its $1.5 million loan to our company. These warrants are exercisable on or after June 30, 2013 and expire on the earlier of (x) June 30, 2016 and (y) the date that is 30 days after we give notice to the warrant holder that the market value of one share of our common stock has exceeded 130% of the exercise price of the warrant for 10 consecutive days, which 10 consecutive days commence on or after June 30, 2013. We did not receive any cash consideration for the issuance of the warrants, which were issued in connection with the $1.5 million loan from Kanis S.A. We relied on the private placement exemption provided by Regulation S.

In December 2010, we also issued an aggregate 153,333 shares of our common stock, $0.01 par value per share, to two accredited investors upon the exercise of warrants issued on October 15, 2010 to such investors in a Regulation S capital raise (described below) for aggregate gross proceeds of $1,214,397 ($7.92 per share). We also issued to such accredited investors replacement warrants to acquire an aggregate 153,333 shares at $7.92 per share. Such warrants expire on the earlier of (x) the third anniversary of the date of issuance and (y) the date that is 30 days after we give notice to the warrant holder that the market value of one share of our common stock has exceeded 130% of the exercise price of the warrant for 10 consecutive days. An aggregate 25,000 warrants were exercised and 25,000 shares and 25,000 replacement warrants were issued on December 21, 2010 and an aggregate 128,333 warrants were exercised and 128,333 shares and 128,333 replacement warrants were issued on December 22, 2010. We did not receive any cash consideration for the issuance of the replacement warrants, which were issued in exchange for the exercise by such investors of the warrants received in our October 2010 Regulation S capital raise. We relied on the private placement exemption provided by Regulation S for such transactions. We intend to use the proceeds from the exercise of the warrants for general corporate purposes.

We did not register all of the shares and warrants issued on October 15, 2010 in connection with the Merger. Only an aggregate 560,112 shares of common stock on a post-split basis and warrants to acquire 458,295 shares of common stock on a post-split basis were registered on the Registration Statement. Accordingly, the following securities issued on October 15, 2010 in connection with the Merger were sold in unregistered transactions (a) an aggregate 1,510,189 shares of our common stock on a post-split basis to the holders of CSI’s Class B common stock, (b) 166,666 shares of common stock on a post-split basis and warrants to purchase 166,666 shares of common stock on a post-split basis at $7.92 per share to Allen & Company LLC, CSI’s financial advisor, and (c) an aggregate 50,969 shares of common stock on a post-split basis and warrants to acquire 41,705 shares of common stock on a post-split basis at $7.92 per share to CSI’s former non-employee directors. The warrants issued in the Merger expire on the earlier of (x) October 15, 2013 (the third anniversary of the effective time of the Merger) and (y) the date that is 30 days after we give notice to the warrant holder that the market value of one share of our common stock has exceeded 130% of the exercise price of the warrant for 10 consecutive days. All of these shares of common stock and warrants to purchase our common stock were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder. In addition to the securities issued as part of the Merger consideration, we also issued 32,414 shares of common stock on a post-split basis and warrants to acquire 14,863 shares of common stock on a post-split basis to our financial advisor Innovator Capital as payment for fees.

In addition to the unregistered shares of common stock and warrants to purchase common stock issued in connection with the Merger, on October 15, 2010, we also completed our Regulation S private placement and sold units consisting of 110,301 shares of our common stock on a post-split basis and warrants to purchase up to 166,666 shares of our common stock on a post-split basis at $7.92 share. The warrants issued in our Regulation S private placement have an exercise price of $7.92 on a post-split basis ($1.32 on a pre-split basis) and expire on the earlier of (i) October 15, 2013 (the third anniversary of the effective time of the Merger) and (ii) the date that is 30 days after we give notice to the warrant holder that the market value of one share of our common stock has exceeded 130% of the exercise price of the warrant for 10 consecutive days. Due to a calculation error in the number of common shares per unit, we mistakenly issued only 109,020 shares of common stock on October 15, 2010. After discovery of the error, on December 21, 2010 we instructed our transfer agent to credit the purchasers an aggregate 1,281 shares. All of these shares of common stock and warrants to purchase common stock were issued in reliance upon the exemption from the registration requirements of the Act pursuant to Regulation S promulgated thereunder. We used the proceeds from this Regulation S private placement for general corporate purposes.

Item 16. Exhibits and Financial Statement Schedules.

2.1

Agreement and Plan of Merger, dated as of May 13, 2010, among Clean Diesel Technologies, Inc., CDTI Merger Sub, Inc. and Catalytic Solutions , Inc. (incorporated by reference to Annex A to the joint proxy statement/information statement and prospectus included in Clean Diesel Technologies, Inc.’s Registration Statement on Form S-4/A filed on September 23, 2010).

2.2

Letter Agreement dated September 1, 2010 amending the Agreement and Plan of Merger dated as of May 13, 2010 (incorporated by reference to Exhibit 2.2 to the joint proxy statement/information statement and prospectus included in Clean Diesel Technologies, Inc.’s Registration Statement on Form S-4/A filed on September 23, 2010).

2.3

Letter Agreement dated September 14, 2010 amending the Agreement and Plan of Merger dated as of May 13, 2010 (incorporated by reference to Exhibit 2.3 to the joint proxy statement/information statement and prospectus included in Clean Diesel Technologies, Inc.’s Registration Statement on Form S-4/A filed on September 23, 2010).

3.1

Restated Certificate of Incorporation of Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 3(i)(a) to Clean Diesel Technologies, Inc.’s Annual report on Form 10-K for the year ended December 31, 2006 and filed on March 30, 2007)

3.2

Certificate of Amendment of Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i)(b) to Clean Diesel Technologies, Inc.’s Registration Statement on Form S-1 (No. 333-144201) dated on June 29, 2007)

3.3

Certificate of Amendment of Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to Clean Diesel Technologies, Inc.’s Post-Effective Amendment No. 1 to Form S-4 on Form S-3 (No. 333-166865) filed on November 10, 2010).

3.4		Certificate of Amendment of Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on May 24, 2012).

3.5

By-Laws of Clean Diesel Technologies, Inc. as amended through November 6, 2008 (incorporated by reference to Exhibit 3.1 to Clean Diesel Technologies, Inc.’s Quarterly Report on Form 10-Q filed on November 10, 2008).

4.1

Specimen of Certificate for Clean Diesel Technologies, Inc. Common Stock (incorporated by reference to Exhibit 4.1 to Clean Diesel Technologies, Inc.’s Post- Effective Amendment No. 1 to Form S-4 on Form S-3 (No. 333-166865) filed on November 10, 2010).

5.1	**	Opinion of Reed Smith LLP as to validity of the securities issued.

10.1

Form of Warrant issued to Innovator Capital, Ltd., dated October 15, 2010 (incorporated by reference to Exhibit 10.2 to Clean Diesel Technologies, Inc.’s Annual Report on Form 10-K filed on March 31, 2011).

10.2

Form of Clean Diesel Technologies, Inc. Offshore Private Placement Commitment Letter, including Form of Warrant, dated May 2010 (incorporated by reference to Exhibit 10.4 to Clean Diesel Technologies, Inc.’s Annual Report on Form 10-K filed on March 31, 2011).

10.3

Form of Warrant to purchase Common Stock (incorporated by reference to Exhibit 4.2 to Clean Diesel Technologies, Inc.’s Post-Effective Amendment No. 1 to Form S-4 on Form S-3 (No. 333-166865) filed on November 10, 2010).

10.4

Loan Commitment Letter, dated December 30, 2010, between Kanis S.A. and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on January 5, 2011) as amended by the Amendment of Clean Diesel Technologies, Inc.’s Loan Agreement dated December 30, 2010 between Kanis S.A. and Clean Diesel Technologies, Inc., dated January 30, 2013 (incorporated by reference to Exhibit 10.12 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on February 1, 2013).

10.5

Form of $1,500,000 Promissory Note Dated December 30, 2010 (incorporated by reference to Schedule A to Loan Commitment Letter filed as Exhibit 10.1 to Clean Diesel Technologies, Inc.’s current report on Form 8-K filed on January 5, 2011).

10.6

Form of Warrant issued to Kanis S.A., dated December 30, 2010 (incorporated by reference to Schedule B to Loan Commitment Letter filed as Exhibit 10.1 to Clean Diesel Technologies, Inc.’s current report on Form 8-K filed on January 5, 2011).

10.7

Letter Agreement dated January 13, 2011 among Fifth Third Bank, Catalytic Solutions, Inc. and certain other direct or indirect subsidiaries of Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on January 20, 2011).

10.8

Form of Agreement of Sale of Accounts and Security Agreement, dated February 14, 2011 between Faunus Group International, Inc. and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on February 16, 2011) as amended by the Omnibus Amendment to Sale of Accounts and Security Agreements and Guaranty Agreement dated August 15, 2012, among Clean Diesel Technologies, Inc., certain of its subsidiaries and Faunus Group International, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on August 21, 2012).

10.9

Form of Agreement Guaranty, dated February 14, 2011 between Faunus Group International, Inc. and Clean Diesel Technologies, Inc., Clean Diesel International LLC, Catalytic Solutions, Inc., Engine Control Systems, Ltd., Engine Control Systems Limited, Clean Diesel Technologies Limited, Engine Control Systems Europe AB, ECS Holdings, Inc., Catalytic Solutions Holdings, Inc. and CSI Aliso, Inc. (incorporated by reference to Exhibit 10.2 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on February 16, 2011) as amended by the Omnibus Amendment to Sale of Accounts and Security Agreements and Guaranty Agreement dated August 15, 2012, among Clean Diesel Technologies, Inc., certain of its subsidiaries and Faunus Group International, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on August 21, 2012).

10.10

Subordinated Convertible Notes Commitment Letter, dated April 11, 2011, between Kanis S.A. and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on April 13, 2011).

10.11

Form of $3,000,000 promissory note, dated April 11, 2011 (included as Schedule B to Subordinated Convertible Notes Commitment Letter filed as Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on April 13, 2011) as amended by the Amendment of 8% Subordinated Convertible Promissory Note between Clean Diesel Technologies, Inc. and Kanis S.A. dated February 16, 2012 (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on February 17, 2012), further amended by the Second Amendment of 8% Convertible Promissory Note, dated July 27, 2012, between Kanis S.A. and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.3 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on August 2, 2012) further amended by the Letter Agreement between Kanis S.A. and Clean Diesel Technologies, Inc. effective January 30, 2013 (incorporated by reference to Exhibit 10.2 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on February 1, 2013).

10.12	Form of Warrant issued to Kanis S.A., dated February 16, 2012 (incorporated by reference to Exhibit 10.2 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on February 17, 2012).

10.13

Form of Warrant issued on July 5, 2011 to the underwriters named in the Underwriting Agreement, dated June 28, 2011, by and among Clean Diesel Technologies, Inc., the selling stockholders named therein, and Roth Capital Partners, LLC, as the representative of the underwriters (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on July 1, 2011).

10.14

Purchase Agreement dated as of October 7, 2011, by and among Clean Diesel Technologies, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on October 11, 2011).

10.15

Registration Rights Agreement dated as of October 7, 2011, by and among Clean Diesel Technologies, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on October 11, 2011).

10.16

Loan Commitment Letter, dated July 27, 2012, between Kanis S.A. and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on August 2, 2012).

10.17

Form of $3,000,000 Promissory Note, dated July 27, 2012, between Kanis S.A. and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.2 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on August 2, 2012).

10.18	Form of Warrant issued to Kanis S.A., dated July 27, 2012 (incorporated by reference to Exhibit 10.4 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on August 2, 2012).

10.19

Joint Venture Agreement, dated February 19, 2013, between Pirelli & C. Ambiente SpA and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K/A filed on March 28, 2013).

10.20†

Employment Agreement dated March 8, 2012, between R. Craig Breese and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.21 to Clean Diesel Technologies, Inc.’s Annual Report on Form 10-K filed on March 29, 2012).

10.21†

Employment Agreement, dated October 17, 2006, between Charles F. Call and CSI (incorporated by reference to Exhibit 10.3 to Amendment No. 2 to Clean Diesel Technologies, Inc.’s Registration Statement on Form S-4/A (No. 333-166865) filed on August 30, 2010).

10.22†

Employment Agreement, dated May 2, 2012, between Nikhil A. Mehta and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on May 7, 2012).

10.23†

Employment Agreement, dated October 17, 2006, between Stephen J. Golden, Ph.D., and CSI (incorporated by reference to Exhibit 10.5 to Amendment No. 2 to Clean Diesel Technologies, Inc.’s Registration Statement on Form S-4/A (No. 333- 166865) filed on August 30, 2010).

10.24

Employment Agreement effective January 16, 2009 between Dr. Daniel K. Skelton and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10(t) to Clean Diesel Technologies, Inc.’s Annual Report on Form 10-K filed on March 25, 2010).

10.25†	Stock Incentive Plan as amended through May 23, 2012 (incorporated by reference as Appendix A to Clean Diesel Technologies, Inc.’s definitive Proxy Statement filed on April 23, 2012).

10.26†	Form of U.S. Participant Notice of Grant of Stock Option and Agreement (incorporated by reference to Exhibit 10.3 to Clean Diesel Technologies, Inc.’s Form 10-Q filed on August 9, 2012).

10.27†	Form of Non-U.S. Participant Notice of Grant of Stock Option and Agreement (incorporated by reference to Exhibit 10.4 to Clean Diesel Technologies, Inc.’s Form 10-Q filed on August 9, 2012).

10.28†	Form of Non-Employee Director Notice of Grant of Stock Option and Agreement (incorporated by reference to Exhibit 10.5 to Clean Diesel Technologies, Inc.’s Form 10-Q filed on August 9, 2012).

10.29†	Form of U.S. Participant Notice of Grant of Restricted Share Units and Agreement (incorporated by reference to Exhibit 10.6 to Clean Diesel Technologies, Inc.’s Form 10-Q filed on August 9, 2012).

10.30†	Form of Non-U.S. Participant Notice of Grant of Restricted Share Units and Agreement (incorporated by reference to Exhibit 10.7 to Clean Diesel Technologies, Inc.’s Form 10-Q filed on August 9, 2012).

10.31†	Management Short Term Incentive Plan (incorporated by reference to Exhibit 10.3 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on June 13, 2011).

10.32†	Executive Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on December 18, 2012).

10.33†

New Employee Inducement Award Nonqualified Stock Option granted to Robert Craig Breese, dated March 8, 2012 (incorporated by reference to Exhibit 10.36 to Clean Diesel Technologies, Inc.’s Annual Report on Form 10-K filed on March 29, 2012).

10.34†

New Employee Inducement Award Restricted Share Units granted to Robert Craig Breese, dated March 8, 2012 (incorporated by reference to Exhibit 10.37 to Clean Diesel Technologies, Inc.’s Annual Report on Form 10-K filed on March 29, 2012).

16

Letter from KPGM LLP to the Securities and Exchange Commission dated September 24, 2012 (incorporated by reference to Exhibit 16.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on September 24, 2012).

21	Subsidiaries of the registrant (incorporated by reference to Exhibit 21 to Clean Diesel Technologies, Inc.’s Annual Report on Form 10-K filed on March 29, 2012).

23.1*	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3**	Consent of Reed Smith LLP (included in Exhibit 5.1).

24.1***	Powers of Attorney.

*	Filed or furnished herewith
**	Previously filed with the Registration Statement on Form S-1 (No. 333-177309), which was filed with the Securities and Exchange Commission on October 13, 2011.
***	Previously filed with the Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-177309), which was filed with the Securities and Exchange Commission on June 8, 2012.
†	Indicates a management contract or compensatory plan or arrangement

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date such form of prospectus is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ventura, State of California, on the 18 day of April 2013.

CLEAN DIESEL TECHNOLOGIES, INC.

By:	/ S / R. CRAIG BREESE
R. Craig Breese Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/ S / R. CRAIG BREESE	Director, Chief Executive Officer	April 18, 2013
R. Craig Breese	(Principal Executive Officer)

/ S / NIKHIL A. MEHTA	Chief Financial Officer	April 18, 2013
Nikhil A. Mehta	(Principal Financial Officer)

/ S / DAVID E. SHEA	Controller	April 18, 2013
David E. Shea	(Principal Accounting Officer)

*	Chairman of the Board	April 18, 2013
Alexander “Hap” Ellis III

*	Vice-Chairman of the Board	April 18, 2013
Charles F. Call

*	Director	April 18, 2013
Bernard (“Bud”) H. Cherry

*	Director	April 18, 2013
Charles R. Engles, Ph.D.

*	Director	April 18, 2013
Derek R. Gray

*	Director	April 18, 2013
Mungo Park

The undersigned does hereby sign this registration statement on behalf of the above indicted director of Clean Diesel Technologies, Inc. pursuant to a power of attorney executed by such director.

*/s/ NIKHIL  A. MEHTA

Nikhil A. Mehta

Attorney-in-fact

INDEX TO EXHIBITS

2.1

Agreement and Plan of Merger, dated as of May 13, 2010, among Clean Diesel Technologies, Inc., CDTI Merger Sub, Inc. and Catalytic Solutions , Inc. (incorporated by reference to Annex A to the joint proxy statement/information statement and prospectus included in Clean Diesel Technologies, Inc.’s Registration Statement on Form S-4/A filed on September 23, 2010).

2.2

Letter Agreement dated September 1, 2010 amending the Agreement and Plan of Merger dated as of May 13, 2010 (incorporated by reference to Exhibit 2.2 to the joint proxy statement/information statement and prospectus included in Clean Diesel Technologies, Inc.’s Registration Statement on Form S-4/A filed on September 23, 2010).

2.3

Letter Agreement dated September 14, 2010 amending the Agreement and Plan of Merger dated as of May 13, 2010 (incorporated by reference to Exhibit 2.3 to the joint proxy statement/information statement and prospectus included in Clean Diesel Technologies, Inc.’s Registration Statement on Form S-4/A filed on September 23, 2010).

3.1

Restated Certificate of Incorporation of Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 3(i)(a) to Clean Diesel Technologies, Inc.’s Annual report on Form 10-K for the year ended December 31, 2006 and filed on March 30, 2007)

3.2

Certificate of Amendment of Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i)(b) to Clean Diesel Technologies, Inc.’s Registration Statement on Form S-1 (No. 333-144201) dated on June 29, 2007)

3.3

Certificate of Amendment of Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to Clean Diesel Technologies, Inc.’s Post-Effective Amendment No. 1 to Form S-4 on Form S-3 (No. 333-166865) filed on November 10, 2010).

3.4		Certificate of Amendment of Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on May 24, 2012).

3.5

By-Laws of Clean Diesel Technologies, Inc. as amended through November 6, 2008 (incorporated by reference to Exhibit 3.1 to Clean Diesel Technologies, Inc.’s Quarterly Report on Form 10-Q filed on November 10, 2008).

4.1

Specimen of Certificate for Clean Diesel Technologies, Inc. Common Stock (incorporated by reference to Exhibit 4.1 to Clean Diesel Technologies, Inc.’s Post- Effective Amendment No. 1 to Form S-4 on Form S-3 (No. 333-166865) filed on November 10, 2010).

5.1	**	Opinion of Reed Smith LLP as to validity of the securities issued.

10.1

Form of Warrant issued to Innovator Capital, Ltd., dated October 15, 2010 (incorporated by reference to Exhibit 10.2 to Clean Diesel Technologies, Inc.’s Annual Report on Form 10-K filed on March 31, 2011).

10.2

Form of Clean Diesel Technologies, Inc. Offshore Private Placement Commitment Letter, including Form of Warrant, dated May 2010 (incorporated by reference to Exhibit 10.4 to Clean Diesel Technologies, Inc.’s Annual Report on Form 10-K filed on March 31, 2011).

10.3

Form of Warrant to purchase Common Stock (incorporated by reference to Exhibit 4.2 to Clean Diesel Technologies, Inc.’s Post-Effective Amendment No. 1 to Form S-4 on Form S-3 (No. 333-166865) filed on November 10, 2010).

10.4

Loan Commitment Letter, dated December 30, 2010, between Kanis S.A. and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on January 5, 2011) as amended by the Amendment of Clean Diesel Technologies, Inc.’s Loan Agreement dated December 30, 2010 between Kanis S.A. and Clean Diesel Technologies, Inc., dated January 30, 2013 (incorporated by reference to Exhibit 10.12 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on February 1, 2013).

10.5

Form of $1,500,000 Promissory Note Dated December 30, 2010 (incorporated by reference to Schedule A to Loan Commitment Letter filed as Exhibit 10.1 to Clean Diesel Technologies, Inc.’s current report on Form 8-K filed on January 5, 2011).

10.6

Form of Warrant issued to Kanis S.A., dated December 30, 2010 (incorporated by reference to Schedule B to Loan Commitment Letter filed as Exhibit 10.1 to Clean Diesel Technologies, Inc.’s current report on Form 8-K filed on January 5, 2011).

10.7

Letter Agreement dated January 13, 2011 among Fifth Third Bank, Catalytic Solutions, Inc. and certain other direct or indirect subsidiaries of Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on January 20, 2011).

10.8

Form of Agreement of Sale of Accounts and Security Agreement, dated February 14, 2011 between Faunus Group International, Inc. and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on February 16, 2011) as amended by the Omnibus Amendment to Sale of Accounts and Security Agreements and Guaranty Agreement dated August 15, 2012, among Clean Diesel Technologies, Inc., certain of its subsidiaries and Faunus Group International, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on August 21, 2012).

10.9

Form of Agreement Guaranty, dated February 14, 2011 between Faunus Group International, Inc. and Clean Diesel Technologies, Inc., Clean Diesel International LLC, Catalytic Solutions, Inc., Engine Control Systems, Ltd., Engine Control Systems Limited, Clean Diesel Technologies Limited, Engine Control Systems Europe AB, ECS Holdings, Inc., Catalytic Solutions Holdings, Inc. and CSI Aliso, Inc. (incorporated by reference to Exhibit 10.2 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on February 16, 2011) as amended by the Omnibus Amendment to Sale of Accounts and Security Agreements and Guaranty Agreement dated August 15, 2012, among Clean Diesel Technologies, Inc., certain of its subsidiaries and Faunus Group International, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on August 21, 2012).

10.10

Subordinated Convertible Notes Commitment Letter, dated April 11, 2011, between Kanis S.A. and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on April 13, 2011).

10.11

Form of $3,000,000 promissory note, dated April 11, 2011 (included as Schedule B to Subordinated Convertible Notes Commitment Letter filed as Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on April 13, 2011) as amended by the Amendment of 8% Subordinated Convertible Promissory Note between Clean Diesel Technologies, Inc. and Kanis S.A. dated February 16, 2012 (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on February 17, 2012), further amended by the Second Amendment of 8% Convertible Promissory Note, dated July 27, 2012, between Kanis S.A. and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.3 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on August 2, 2012) further amended by the Letter Agreement between Kanis S.A. and Clean Diesel Technologies, Inc. effective January 30, 2013 (incorporated by reference to Exhibit 10.2 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on February 1, 2013).

10.12	Form of Warrant issued to Kanis S.A., dated February 16, 2012 (incorporated by reference to Exhibit 10.2 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on February 17, 2012).

10.13

Form of Warrant issued on July 5, 2011 to the underwriters named in the Underwriting Agreement, dated June 28, 2011, by and among Clean Diesel Technologies, Inc., the selling stockholders named therein, and Roth Capital Partners, LLC, as the representative of the underwriters (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on July 1, 2011).

10.14

Purchase Agreement dated as of October 7, 2011, by and among Clean Diesel Technologies, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on October 11, 2011).

10.15

Registration Rights Agreement dated as of October 7, 2011, by and among Clean Diesel Technologies, Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on October 11, 2011).

10.16

Loan Commitment Letter, dated July 27, 2012, between Kanis S.A. and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on August 2, 2012).

10.17

Form of $3,000,000 Promissory Note, dated July 27, 2012, between Kanis S.A. and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.2 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on August 2, 2012).

10.18	Form of Warrant issued to Kanis S.A., dated July 27, 2012 (incorporated by reference to Exhibit 10.4 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on August 2, 2012).

10.19

Joint Venture Agreement, dated February 19, 2013, between Pirelli & C. Ambiente SpA and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K/A filed on March 28, 2013).

10.20†

Employment Agreement dated March 8, 2012, between R. Craig Breese and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.21 to Clean Diesel Technologies, Inc.’s Annual Report on Form 10-K filed on March 29, 2012).

10.21†

Employment Agreement, dated October 17, 2006, between Charles F. Call and CSI (incorporated by reference to Exhibit 10.3 to Amendment No. 2 to Clean Diesel Technologies, Inc.’s Registration Statement on Form S-4/A (No. 333-166865) filed on August 30, 2010).

10.22†

Employment Agreement, dated May 2, 2012, between Nikhil A. Mehta and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on May 7, 2012).

10.23†

Employment Agreement, dated October 17, 2006, between Stephen J. Golden, Ph.D., and CSI (incorporated by reference to Exhibit 10.5 to Amendment No. 2 to Clean Diesel Technologies, Inc.’s Registration Statement on Form S-4/A (No. 333- 166865) filed on August 30, 2010).

10.24

Employment Agreement effective January 16, 2009 between Dr. Daniel K. Skelton and Clean Diesel Technologies, Inc. (incorporated by reference to Exhibit 10(t) to Clean Diesel Technologies, Inc.’s Annual Report on Form 10-K filed on March 25, 2010).

10.25†	Stock Incentive Plan as amended through May 23, 2012 (incorporated by reference as Appendix A to Clean Diesel Technologies, Inc.’s definitive Proxy Statement filed on April 23, 2012).

10.26†	Form of U.S. Participant Notice of Grant of Stock Option and Agreement (incorporated by reference to Exhibit 10.3 to Clean Diesel Technologies, Inc.’s Form 10-Q filed on August 9, 2012).

10.27†	Form of Non-U.S. Participant Notice of Grant of Stock Option and Agreement (incorporated by reference to Exhibit 10.4 to Clean Diesel Technologies, Inc.’s Form 10-Q filed on August 9, 2012).

10.28†	Form of Non-Employee Director Notice of Grant of Stock Option and Agreement (incorporated by reference to Exhibit 10.5 to Clean Diesel Technologies, Inc.’s Form 10-Q filed on August 9, 2012).

10.29†	Form of U.S. Participant Notice of Grant of Restricted Share Units and Agreement (incorporated by reference to Exhibit 10.6 to Clean Diesel Technologies, Inc.’s Form 10-Q filed on August 9, 2012).

10.30†	Form of Non-U.S. Participant Notice of Grant of Restricted Share Units and Agreement (incorporated by reference to Exhibit 10.7 to Clean Diesel Technologies, Inc.’s Form 10-Q filed on August 9, 2012).

10.31†	Management Short Term Incentive Plan (incorporated by reference to Exhibit 10.3 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on June 13, 2011).

10.32†	Executive Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on December 18, 2012).

10.33†

New Employee Inducement Award Nonqualified Stock Option granted to Robert Craig Breese, dated March 8, 2012 (incorporated by reference to Exhibit 10.36 to Clean Diesel Technologies, Inc.’s Annual Report on Form 10-K filed on March 29, 2012).

10.34†

New Employee Inducement Award Restricted Share Units granted to Robert Craig Breese, dated March 8, 2012 (incorporated by reference to Exhibit 10.37 to Clean Diesel Technologies, Inc.’s Annual Report on Form 10-K filed on March 29, 2012).

16

Letter from KPGM LLP to the Securities and Exchange Commission dated September 24, 2012 (incorporated by reference to Exhibit 16.1 to Clean Diesel Technologies, Inc.’s Current Report on Form 8-K filed on September 24, 2012).

21	Subsidiaries of the registrant (incorporated by reference to Exhibit 21 to Clean Diesel Technologies, Inc.’s Annual Report on Form 10-K filed on March 29, 2012).

23.1*	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3**	Consent of Reed Smith LLP (included in Exhibit 5.1).

24.1***	Powers of Attorney.

*	Filed or furnished herewith
**	Previously filed with the Registration Statement on Form S-1 (No. 333-177309), which was filed with the Securities and Exchange Commission on October 13, 2011.
***	Previously filed with the Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-177309), which was filed with the Securities and Exchange Commission on June 8, 2012.
†	Indicates a management contract or compensatory plan or arrangement